Exhibit 99.1

MIKRON INFRARED
TO BE ACQUIRED BY LUMASENSE TECHNOLOGIES FOR $11.50 CASH PER SHARE

Oakland, NJ (February 9, 2007) — Mikron Infrared, Inc. (NASDAQ:MIKR) announced today that it has signed a definitive agreement with LumaSense Technologies, Inc. (LumaSense) to merge Red Acquisition Corporation, a wholly owned subsidiary of LumaSense, with and into the Company. Under the terms of the merger agreement, the holders of Mikron common stock will receive $11.50 per share in cash for their shares, which represents a 17.6% premium above the February 8, 2007 closing price. The transaction is valued at approximately $65 million.

Commenting on the announcement, Gerald D. Posner, Chief Executive Officer of Mikron, stated, “I am extremely pleased that Mikron is becoming part of LumaSense, which is building a world class sensor company, from both a shareholder and employee perspective. The all cash offer at a 17.6% premium to market represents a full value for the Company based on revenue and profit performance. As for our employees, Mikron will gain significant strategic advantages by having access to the technology and distribution channels of the other LumaSense portfolio companies. LumaSense’s mission of providing the best sensor technologies to industry is consistent with Mikron’s goal of excellence in non-contact temperature measurement and thermal imaging.”

“Mikron is an exceptional company with very talented people and unique solutions that will significantly strengthen our position in sensor instrumentation for the industrial, medical and energy markets,” said Vivek Joshi, CEO of LumaSense Technologies. “Mikron provides significant opportunities for synergies in research & development, manufacturing, and marketing & sales. We are excited about what this means for our current and future customers as we continue to complement and enhance our offerings through strategic acquisitions and organic growth.”

Houlihan Lokey Howard & Zukin acted as financial advisor to Mikron. Arent Fox LLP acted as legal advisor to the Company. Jones Day acted as legal advisor to LumaSense.

Additional Information and Where to Find It

In connection with the proposed merger, Mikron will prepare a proxy statement for the shareholders of the Company to be filed with the SEC. Before making any voting decision, the Company’s shareholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The Company’s shareholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Mikron Infrared, Inc., 16 Thornton Road, Oakland, New Jersey 07436, Attention: Investor Relations; and (201) 405-0900.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the merger. Information about the interests of the Company’s directors and officers in the transaction, which may differ from other shareholders generally, will be set forth in the proxy statement and other relevant documents regarding the merger when they are filed with the SEC.

About LumaSense

LumaSense Technologies is a fast-growing sensing instrumentation company focused on providing differentiated solutions to customers in the energy, medical, industrial and semiconductor markets. Backed by Oak Investment Partners, Palo Alto, California, LumaSense aims to attain market leadership by identifying and acquiring companies with superior sensing products, and investing in their organic growth. Its first acquisition was Luxtron Corporation (www.luxtron.com), Santa Clara, California, a leader in fiber-optic temperature measurement solutions. LumaSense is headquartered in Santa Clara, California, with sales and design offices in the United Kingdom, Denmark and India. For further contact information, please call (408) 727-1600 or visit our web site at www.lumasensetech.com.  More information about Innova Airtech Systems and its products can be found at www.innova.dk .

About Mikron

Mikron Infrared, Inc., founded in 1969, is a leading, global provider of advanced non-contact temperature measurement products based on infrared technology. It offers a line of infrared temperature measurement instruments, thermal imaging systems, radiometers, spectrometers, and blackbody sources for the calibration of infrared thermometers. These products are used in industries such as steel, glass, semiconductor, chemical, power generation and medical for condition monitoring and preventative and predictable maintenance purposes. Mikron is headquartered in Oakland, New Jersey with manufacturing and sales facilities in the United States and Western Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the completion of the merger and the other transactions contemplated by the merger agreement. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks include, but are not limited to, the ability of the parties to the merger agreement to satisfy the conditions to closing specified in the merger agreement. More information about the Company and other risks related to the Company are detailed in the Company’s most recent annual report on Form 10-K for the fiscal year ended October 31, 2006, and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the SEC. The Company does not undertake an obligation to update forward-looking statements.

For More Information Contact:

LumaSense Technologies
Harry Hirschman
408-235-3892
h.hirschman@lumasenseinc.com

Mikron Infrared
Paul A. Kohmescher
201-405-0900